Exhibit 11

                               THERMO VOLTEK CORP.

                        Computation of Earnings per Share


                                     December 28,  December 30,  December 31,
                                             1996          1995          1994
                                     ------------  ------------  ------------

   Computation of Primary Earnings
     per Share:

   Net Income (a)                     $ 4,469,000    $ 2,672,000  $ 1,118,000
                                      -----------    -----------  -----------

   Shares:
     Weighted average shares
       outstanding                      8,826,578      6,528,167    5,995,380

     Add: Shares issuable from
          assumed exercise of
          options (as determined
          by the application
          of the treasury stock
          method)                               -        202,728            -
                                      -----------    -----------  -----------

     Weighted average shares
       outstanding, as adjusted (b)     8,826,578      6,730,895    5,995,380
                                      -----------    -----------  -----------

   Primary Earnings per Share
    (a) / (b)                         $       .51    $       .40  $       .19
                                      ===========    ===========  ===========
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                                                                    Exhibit 11

                               THERMO VOLTEK CORP.

                  Computation of Earnings per Share (continued)


                                     December 28,  December 30,  December 31,
                                             1996          1995          1994
                                     ------------  ------------  ------------
   Computation of Fully Diluted
     Earnings per Share:

   Income:
     Net income                       $ 4,469,000   $ 2,672,000   $ 1,118,000

     Add: Convertible debt
          interest, net of tax            731,000     1,123,000     1,200,000
                                      -----------   -----------   -----------
     Income applicable to common
       stock assuming dilution (c)    $ 5,200,000   $ 3,795,000   $ 2,318,000
                                      -----------   -----------   -----------
   Shares:
     Weighted average shares
       outstanding                      8,826,578     6,528,167     5,995,380

    Add: Shares issuable from
         assumed conversion of
         subordinated convertible
         obligations                    4,553,469     6,781,601     7,220,270

         Shares issuable from
         assumed exercise of
         options (as determined
         by the application
         of the treasury stock
         method)                          256,368       231,118       152,194
                                      -----------   -----------   -----------
     Weighted average shares
       outstanding, as
       adjusted (d)                    13,636,415    13,540,886    13,367,844
                                      -----------   -----------   -----------
   Fully Diluted Earnings
     per Share (c) / (d)              $       .38   $       .28   $       .17
                                      ===========   ===========   ===========